Axiologix Signs Letter of Intent to Acquire Intellectual Property of E*pad

EGG HARBOR TOWNSHIP, NJ – 01/10/11) - Axiologix Education Corporation (http://www.axiologix.net/) (OTC.BB:AXLX), an educational software provider, announced today that the Company has entered into a letter of intent to acquire all of the intellectual property for the E*pad software application from Edumedia Software Solutions Corporation.

E*pad, is an innovative, web based, electronic portfolio, and authentic assessment development application for students and educators. Axiologix is currently the exclusive worldwide reseller of E*pad. Once this acquisition is complete, Axiologix will no longer have to pay a margin for the resale of this product as Axiologix will own the product and all rights.

E*pad features a multimedia student portfolio for students combined with a performance assessment manager which is a research-based approach to structuring the collection, interpretation, and assessment of evidence about student learning. Specifically E*pad:

•	Aligns assessments to national and state standards and rubrics

•	Contains a variety of performance tasks designed to assess student competency in core subject areas

•	Provides structured activities for teachers to use with students

•	Allows teachers to create new assessments or to modify existing ones

•	Focuses on improving the learning of all students

•	Provides a highly interactive assessment environment

•	Supports a collegial learning community for sharing materials and activities

•	Contains an assessment framework to help educators make systematic use of evidence of learning

•	Provides a structured process for analyzing evidence of student learning

•	Allows students to develop a portfolio of their exemplary work

•	Supports an interactive educational environment where teachers can work collaboratively and share strategies with colleagues to improve future assessments

“We are pleased to acquire the intellectual property of E*pad. This transaction represents a significant step for Axiologix and is a key platform for our growth strategy going forward which, among other things, is to acquire software applications and intellectual properties. We expect that this key acquisition will position the Company to grow our sales and bottom line,” said John Daglis, CEO of Axiologix Education Corporation.

Under the terms of the letter of intent, as the purchase price for the E*pad assets, Axiologix will issue 10 million shares of its common stock to Edumedia and will pay to Edumedia $120,000.00 in cash on or before the first anniversary of the closing of the acquisition.  Axiologix will assume no liabilities of Edumedia in the transaction.

The closing of the acquisition is subject to several conditions, including satisfactory completion of Axiologix’ due diligence review. The acquisition is currently expected to close on or before January 31, 2011.

About Axiologix

Axiologix Education Corporation is an educational software and services provider. The company is now on a quest to become one of the nation's leading partners with school systems K-12 and higher education, focused on raising student achievement through research-based school design, uniquely aligned assessment systems, interactive professional development, integrated use of technology, and other proven productivity applications in education.

Safe Harbor Statement

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